EXHIBIT 99.1

News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: April 18, 2002

Release No. C-1736

Contacts: (Media) Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 (Investors) Richard Good (404) 652-4720

GEORGIA-PACIFIC REPORTS IMPROVED FIRST QUARTER RESULTS

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported first quarter 2002 net income before unusual items of $70 million (30 cents diluted earnings per share), compared with a loss from continuing operations, before unusual items and goodwill amortization, of $23 million (10 cents diluted loss per share) during the same period a year ago.

           The company's 2002 operating results reflect new accounting rules under which goodwill is no longer amortized. In the first quarter 2001, goodwill amortization totaled $61 million (27 cents diluted loss per share).

           Including the effects of a $14 million loss ($9 million after tax or 4 cents diluted loss per share) attributable to a February 2002 fire at the Crossett, Ark., tissue mill, net income for first quarter 2002 was $61 million (26 cents diluted earnings per share). Including the effects of an $82 million loss ($52 million after tax or 23 cents diluted loss per share) for the closure of the Bellingham, Wash., pulp and lignin operations and goodwill amortization, the company's first quarter 2001 net loss from continuing operations was $136 million (60 cents diluted loss per share).

            "Our first quarter 2002 results were positively impacted by significant improvement in our building products business as well as continued solid performances by our consumer products segment and our packaging segment," said A. D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer.

           Georgia-Pacific's net sales during the first quarter 2002 were $5.8 billion compared with $6.3 billion in the first quarter 2001. The 2001 results included operating results from the four stand-alone paper mills sold to Domtar Inc. in August 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter were $599 million, and the company made capital expenditures for plant, property and equipment of $124 million.

-more-

News

         Georgia-Pacific's building products segment, which includes the company's building products manufacturing and distribution operations, recorded first quarter 2002 operating profits of $74 million versus a loss of $24 million in the first quarter 2001. The segment improved almost $100 million year over year due to higher prices for finished products, lower wood costs, and lower energy costs in the gypsum division.

         Georgia-Pacific's consumer products segment recorded first quarter 2002 operating profits of $261 million versus $94 million a year ago, which included the $82 million charge for the closure of the Bellingham pulp and lignin operations and goodwill amortization of $43 million. The entire segment benefited from favorable operating costs and synergies from the integration of the former Fort James Corp. operations. The consumer products segment is comprised of the company's consumer and away-from-home tissue businesses in North America and Europe, and its Dixie cup, plate and cutlery business.

          The packaging segment reported first quarter 2002 operating profits of $84 million versus $88 million in the first quarter 2001 due to declines in selling prices, partially offset by lower operating costs.

          The bleached pulp and paper segment recorded operating profits of $3 million in first quarter 2002 versus $63 million during the same quarter last year. Results for this segment, which is comprised of the company's pulp, bleached board and communication papers businesses, as well as its Unisource paper distribution business, were negatively impacted by lower prices and weaker demand.

         "Overall, we are encouraged by the first quarter performance of our building products business and by the stability of our consumer products segment," Correll said. "We continued making significant strides in our consumer products integration, and we are on track to achieve our synergy goals. In addition, we reduced debt by $47 million during a quarter in which increased working capital needs historically add to debt.

         "Looking ahead, we are anticipating further improvement in our building products business as construction and remodeling activity enters its strongest season. As a disciplined operator of manufacturing facilities, we are well-positioned to take advantage of these improving market conditions," Correll said.

        "In our consumer products segment, we are excited about the quarter ahead as we expect to see further growth aided by the addition of new products such as Brawny napkins and shop towels, Dixie printed clear plastic cups, and Quilted Northern Ultra bath tissue. Our away-from-home business continues to improve in step with the economy, and we anticipate improving results from the upcoming summer travel season. We continue to uncover additional synergies in our integration and the cash flows from these businesses are delivering the predictability and stability we expected.

          "We remain cautiously optimistic that our pulp, paper and packaging businesses reached their troughs in the first quarter and believe these operations will show improvement going forward," Correll added.

-more-

News

         "The second quarter will be significant for our company's continuing transformation as the board of directors considers the strategic separation of the company's consumer products and packaging businesses from its building products businesses at its meeting in May," Correll said. "We are pleased about the progress we are making toward what we believe will be significant value creation from two entirely separate companies, each of which will have its own distinct operating characteristics, financial metrics, capital structures and investment attributes.

         "We remain committed to configuring our portfolio of assets in the manner that achieves the greatest value for our investors, and will continue to pursue the larger opportunity that strategic separation presents," Correll concluded.

         Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs more than 75,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

             Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing, future economic conditions, and possible future benefits to shareholders, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, future action of the Board of Directors of Georgia-Pacific, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the year ended December 29, 2001.

A tabulation of results for Georgia-Pacific Corp. follows:

-more-

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Three Months Ended March

	2002	2001

NET SALES
Consumer products	$ 1,751	$ 1,827
Packaging	652	638
Bleached pulp and paper	1,863	2,396
Building products	1,857	1,781
Other[1]	(327)	(325)

Total net sales	$ 5,796	$ 6,317
	===========	===========
OPERATING PROFIT (LOSS)
Consumer products	$ 261	$ 94
Packaging	84	88
Bleached pulp and paper	3	63
Building products	74	(24)
Other	(98)	(92)

Total operating profit	324	129
Interest expense	(233)	(310)

Income (loss) from continuing operations before
income taxes	91	(181)
(Provision) benefit for income taxes	(30)	45

Income (loss) from continuing operations	61	(136)
Income from discontinued operations, net of taxes	-	22

Income (loss) before extraordinary item and
accounting change	61	(114)
Extraordinary loss, net of taxes	-	(12)
Cumulative effect of accounting change, net of taxes	-	11

Net income (loss)	$ 61	$ (115)
	===========	===========

Continuing operations basic per share:
Income (loss) from continuing operations	$ 0.27	$ (0.60)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	-	0.04

Net income (loss) from continuing operations	$ 0.27	$ (0.61)
	===========	===========

Continuing operations diluted per share:
Income (loss) from continuing operations	$ 0.26	$ (0.60)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	-	0.04

Net income (loss) from continuing operations	$ 0.26	$ (0.61)

Continuing operations average number of shares of outstanding:
Basic	229.9	225.4
Diluted	230.4	225.4

Basic and diluted per share:
Income from discontinued operations, net of taxes	$ -	$ 0.27
	===========	===========

Discontinued operations average number of shares
outstanding:
Basic	-	80.4
Diluted	-	81.2

1Primarily intersegment sales elimination

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions) (unaudited)

	Three Months Ended March 2002			Three Months Ended March 2001

	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Diluted earnings (loss) per share from continuing operations	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Diluted earnings (loss) per share from continuing operations

Income (loss) as reported	$ 91	$ 61	$ 0.26	$ (181)	$ (136)	$ (0.60)

Fire at Crossett, Arkansas
tissue mill	14	9	0.04	-	-	-
Bellingham pulp mill shutdown costs	-	-	-	82	52	0.23

Income (loss) before unusual items	105	70	0.30	(99)	(84)	(0.37)

Add goodwill amortization	-	-	-	61	61	0.27

Income (loss) before unusual items
and goodwill amortization	$ 105	$ 70	$ 0.30	$ (38)	$ (23)	$ (0.10)
	===========	============	=============	=============	============	=============

Notes to Operating Highlights

1.

In February 2002, the Corporation recorded a pre-tax loss of approximately $14 million ($9 million after tax) in the Consumer Products segment attributable to a fire at the Crossett, Arkansas paper mill.

2.

In March 2001, the Corporation announced that it would permanently close its pulp mill and associated chemical plant at Bellingham, Washington. In connection with this closure, the Corporation recorded a pre-tax charge to earnings of approximately $82 million ($52 million after tax) in the Consumer Products segment for the write-off of assets, employee termination costs, and facility closure costs.

3.

In the first quarter of 2001, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

4.

In the first quarter of 2001, the Corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss on the early extinguishment of debt in the amount of $12 million.

5.

Effective December 30, 2001, the Corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142").   SFAS No. 142 requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations.  Accordingly, the Corporation no longer amortized goodwill beginning in 2002.  In the first quarter of 2001, goodwill amortization expense aggregated $61 million.